Form N-1A Exhibit No. 5(ii)
                                               Reg. S-K Exhibit No. 10(ii)


                           Exhibit H
                                   to the
                        Investment Advisory Contract

                          The Strategic Stock Fund

      For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .75 of 1% of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this December 1, 1994.



 Attest:                                  Signet Asset Management




                                          By:
                       Secretary                     Executive Vice President


Attest:                                   THE MEDALIST FUNDS



                                          By: